EXHIBIT 99.1

New York, January 07, 2003 — Moody’s Investors Service upgraded the senior unsecured debt ratings of Levi Strauss & Co. to B3 from Caa1. The B2 senior implied rating and the B1 rating on Levi’s existing bank facility were confirmed. The rating actions reflect improvement in the company’s liquidity from the recent issuance of $425 million in new senior unsecured notes (12.25%; due 2012). Proceeds from the notes, together with proceeds from a new revolving credit facility and term loan (both unrated and currently in syndication) should be sufficient to retire near-term debt maturities and fund increased working capital needs in 2003. The ratings action concludes a review of the senior unsecured debt ratings for possible upgrade that was initiated on November 25, 2002. The outlook for the ratings is stable.

Ratings upgraded:
$US 350 million issue of 6.8% senior unsecured Eurobonds due 2003; to B3 from Caa1,
$US 450 million issue of 7% senior unsecured Eurobonds due 2006; to B3 from Caa1,
$US 380 million issue of 11.625% unsecured global senior notes due 2008; to B3 from Caa1,
125 million issue of 11.625% unsecured global senior notes due 2008; to B3 from Caa1,
The senior unsecured issuer rating; to B3 from Caa1.

Ratings confirmed:
$US 450 million issue of 12.25% senior unsecured notes due 2012; B3 [from (P)B3].
Senior secured bank credit facility, maturing August 2003; B1.
The senior implied rating; B2.

The narrowing of the notching between the senior implied rating of B2 and the B3 rated senior unsecured notes reflects the decreased probability of default following the anticipated completion of refinancing activity, and greater potential asset coverage in a going-concern scenario. Completion of both planned refinancings should provide sufficient capital to retire current maturities of long term debt, including the company’s existing bank facilities, which mature in August 2003. The refinancings should also provide sufficient funding to support the increased working capital needs for the company’s product introduction through the mass merchant market (via Wal-Mart), which is scheduled for mid-2003.

Levi’s ratings continue to reflect a weak level of free cash flow (cash from operations less capital spending) in relation to total debt. Moody’s believes that the company’s ratio of free cash flow to debt will not exceed 10% for the foreseeable future, and will be substantially lower over the near term. Further debt reduction is likely to be difficult until 2005. The ratings also reflect the intense competitive pressures that continue to exist in Levi’s core business, and heightened operational and market risk related to the new mass merchant initiative. Although the company’s recent results show at least a temporary pause in the long-term downward trend in its sales and volumes, there is no assurance of long term stability, or that volume in the core business will improve going forward, or remain at current levels.

In addition, the B2 senior implied rating reflects several risks related to the company’s mass merchant initiative. While Moody’s believes that sales through the new channel represent a very attractive long-term opportunity, there is some risk that entry into the new channel alienates or disturbs the company’s existing distribution network, or degrades the long term value of the existing Levi brands. The effect of the new product launch on existing customers and brands will not be known for some time, but a negative reaction from either could result in a fundamental deterioration in the company’s core business, and would likely result in negative ratings action.

Levi Strauss & Co., headquartered in San Francisco, California, is one of the world’s largest branded designers, manufacturers and marketers of apparel, producing products under a variety of trade names including Levi’s and Dockers.